EXHIBIT 99.1

Location Based Technologies Announces New Contract with a Major Development Partner on PocketFinder Personal and Pet Locator Devices

ANAHEIM, CA. March 3, 2008 --.Location Based Technologies, Inc. (OTCBB:LBAS), has announced that the Company has signed a formal development and ongoing support agreement with NXP Software B.V., a private company with its headquarters in the Netherlands.  PocketFinder™ and PocketFinder Pets™ devices will benefit from the leading edge location technology offered by NXP and its associated location platform.  This is the final step in hardware development for PocketFinder™ products and marks the prelude to certification by applicable governmental agencies and manufacturing.

NXP’s Advanced System Labs (ASL) is working on a number of convergence technologies and selectively demonstrates promising “GPS Gadgets” under development.  ASL has three demonstration facilities (Eindhoven, Netherlands; Southampton, UK; and San Jose, CA) which are designed to show top customers emerging technology solutions.  Our companies are working together to include the PocketFinder™ family of products in these ASL showrooms.

NXP is a global semiconductor company founded by Philips more than 50 years ago.  Headquartered in Europe, it reports that it has approximately 37,000 employees working in more than 20 countries and posted sales of approximately EUR 5 billion in 2006.

Location Based Technologies, Inc. is a developer of leading edge personal locator devices and services  incorporating  patented, proprietary technologies that are designed to enhance and enrich the lives of families globally.  For more information, visit www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Company & Press Contact Information	Investor Relations Contact Information
David Morse	Glenn Busch, Northstar Investments
Tel: (800) 615-0869	Tel: (714) 310-8641